Exhibit 99.1

MARKETAXESS REPORTS FIRST QUARTER 2015 RECORD REVENUES OF $76.8

MILLION, RECORD PRE-TAX INCOME OF $38.5 MILLION AND

RECORD DILUTED EPS OF $0.65

First Quarter Financial Highlights*

•	Record revenues of $76.8 million, up 21.1%

•	Record pre-tax income of $38.5 million, up 39.0%

•	Record diluted EPS of $0.65, up from $0.46

•	Record total trading volume of $243.7 billion, up 30.0%

*	All comparisons versus first quarter 2014.

NEW YORK, April 22, 2015 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended March 31, 2015.

“We are happy with the strong start to 2015 with record revenues, pre-tax income and EPS, driven by year-over-year volume and market share growth across all of our key products,” said Richard M. McVey, Chairman and CEO of MarketAxess. “Our investment in Open Trading is delivering greater value to our clients through expanded liquidity sources and lower transaction costs. We also saw continued momentum in our European business, as enhancements to our trading system and the launch of unique data tools helped drive significant trading volume gains.”

First Quarter Results

Total revenues for the first quarter of 2015 increased 21.1% to a record $76.8 million, compared to $63.4 million for the first quarter of 2014. Pre-tax income was a record $38.5 million, compared to $27.7 million for the first quarter of 2014, an increase of 39.0%. Pre-tax margin was 50.2%, compared to 43.7% for the first quarter of 2014. Net income totaled $24.6 million, or $0.65 per share on a diluted basis, compared to $17.5 million, or $0.46 per share, for the first quarter of 2014.

Commission revenue for the first quarter of 2015 increased 28.9% to a record $67.0 million, compared to $52.0 million for the first quarter of 2014. Variable transaction fees increased 43.3% to $51.3 million on total trading volume of $243.7 billion for the first quarter of 2015, compared to variable transaction fees of $35.8 million on total trading volume of $187.4 billion for the first quarter of 2014. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 15.6% on an adjusted basis, compared to an estimated 13.4% for the first quarter of 2014. See Non-GAAP Financial Measures and Other Items below for further information on FINRA TRACE volume and U.S. high-grade market share.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, decreased to $9.8 million for the first quarter of 2015, compared to $11.4 million for the first quarter of 2014. Lower technology-related professional consulting services fees and the unfavorable impact of the strengthening U.S. dollar accounted for the decline in all other revenue.

Total expenses for the first quarter of 2015 increased 7.2% to $38.3 million, compared to $35.7 million for the first quarter of 2014. The increase in total expenses was principally due to higher employee compensation and benefits costs of $2.6 million.

The effective tax rate for the first quarter of 2015 was 36.1%, compared to 36.9% for the first quarter of 2014.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.20 per share of common stock outstanding, to be paid on May 21, 2015 to stockholders of record as of the close of business on May 7, 2015.

Share Repurchase Program

A total of 117,400 shares were repurchased in the first quarter of 2015 at a cost of $8.9 million under the Company’s $100.0 million share repurchase program. As of March 31, 2015, approximately $53.1 million was available for future repurchases under the program.

Balance Sheet Data

As of March 31, 2015, total assets were $378.7 million and included $223.2 million in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of March 31, 2015 was $344.7 million.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA.

For purposes of calculating U.S. high-grade estimated market share, FINRA TRACE volumes have been adjusted to eliminate the increased reporting of affiliate back-to-back trade to FINRA beginning in April 2014 and the inclusion of 144A securities beginning in July 2014. Based on information provided by FINRA, the Company believes that adjusted FINRA TRACE volumes provide a more accurate comparison to prior period reporting. The Company has provided a reconciliation of U.S. high-grade TRACE volumes to the adjusted U.S. high-grade TRACE volumes on the “Investor Relations-Volume” section of its website.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, April 22, 2015, at 10:00 a.m. Eastern time. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, credit default swaps and other fixed-income securities. MarketAxess SEF Corporation has received temporary registration from the U.S. Commodity Futures Trading Commission to operate a swap execution facility. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Salt Lake City, São Paulo and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	Bryant Park Financial Communications
+1-212-813-6017	+1-917-239-6726

Florencia Panizza
MarketAxess Holdings Inc.
+1-212-813-6029

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2015	2014
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$67,018	$51,989
Information and post-trade services	7,679	8,079
Technology products and services	1,420	2,036
Investment income	183	146
Other	471	1,148

Total revenues	76,771	63,398

Expenses
Employee compensation and benefits	21,174	18,609
Depreciation and amortization	4,612	4,121
Technology and communications	4,338	4,492
Professional and consulting fees	3,282	3,972
Occupancy	992	1,089
Marketing and advertising	1,192	1,209
General and administrative	2,679	2,198

Total expenses	38,269	35,690

Income before taxes	38,502	27,708
Provision for income taxes	13,909	10,233

Net income	$24,593	$17,475

Per Share Data:
Net income per common share
Basic	$0.67	$0.47
Diluted	$0.65	$0.46
Cash dividends declared per common share	$0.20	$0.16
Weighted-average common shares:
Basic	36,706	37,121
Diluted	37,626	38,096

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	March 31, 2015	December 31, 2014
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$161,048	$168,924
Securities available-for-sale	62,195	64,863
Accounts receivable, net	46,062	33,836
All other assets	109,389	112,261

Total assets	$378,694	$379,884

Liabilities and Stockholders’ Equity
Total liabilities	34,024	45,676
Total stockholders’ equity	344,670	334,208

Total liabilities and stockholders’ equity	$378,694	$379,884

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

Earnings Before Interest, Taxes, Depreciation and Amortization

	Three Months Ended
	March 31,
	2015	2014
	(In thousands)
	(unaudited)
Net income	$24,593	$17,475
Add back:
Interest expense	—	—
Provision for income taxes	13,909	10,233
Depreciation and amortization	4,612	4,121

Earnings before interest, taxes, depreciation and amortization	$43,114	$31,829

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended March 31,
	2015	2014
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high grade - fixed-rate	$137,987	$113,128
U.S. high grade - floating-rate	7,395	6,036

Total U.S. high-grade	145,382	119,164
Other credit	81,619	50,050
Liquid products	16,675	18,203

Total	$243,676	$187,417

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$2,383	$1,954
Other credit	1,327	816
Liquid products	273	298

Total	$3,983	$3,068

Number of U.S. Trading Days [1]	61	61
Number of U.K. Trading Days [2]	63	63

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high grade - fixed-rate	$192	$173
U.S. high grade - floating-rate	46	60
Total U.S. high-grade	185	167
Other credit	291	301
Liquid products	42	45
Total	211	191

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.